Exhibit 10.4

BUSINESS COOPERATION AGREEMENT

THIS AGREEMENT is made on the 29th day of January 2026

BETWEEN:

(1)	CS Tech Solution Limited (Business Registration No. 74881250), having its registered address at Unit 401, 4th Floor, Harbour Centre Tower 1, 1 Hok Cheung Street, Hunghom, Kowloon, Hong Kong (“CS Tech”); and

(2)	Laputa Eco-Construction Material Company Limited (Business Registration No. 35832195), having its registered address at Unit 401, 4th Floor, Harbour Centre Tower 1, 1 Hok Cheung Street, Hunghom, Kowloon, Hong Kong (“Laputa”).

(Any references in this Agreement to the “party” shall refer to CS Tech and the Laputa individually, and they may be collectively referred to as the “parties”)

WHEREAS:

A.	CS Tech possesses the technology for capturing and utilizing carbon dioxide from flue stacks and incorporate biochar as an additional circularity concept within our carbon capture and utilization (CCU) solutions (the “CCU Technology”), the scope of which more particularly set out in Schedule 1 of this Agreement, while Laputa is a manufacturer focused on building materials that have a minimal environmental impact, using recycled and sustainably sourced components.

B.	The Parties would now like to cooperate with CS Tech supplying the CCU Technology to Laputa and Laputa utilizing the CCU Technology supplied by CS Tech to further manufacture eco-friendly products for sale (the “Business Cooperation”).

C.	The Parties would now like to commence formal cooperation by entering into a binding formal agreement that outlines the details of the Business Cooperation as well as the rights and obligations of each Party in accordance with the terms and conditions set out in this Agreement below.

NOW THIS AGREEMENT WITNESSTH AS FOLLOWS:

1	Business cooperation

1.1	During the term of this Agreement, CS Tech shall:-

1.1.1	supply the CCU Technology to Laputa for manufacturing eco-friendly products;

1.1.2	provide a new formulation for concrete production that incorporates CO2 and/or biochar;

1.1.3	provide retrofit designs and if so requested by Laputa to further provide retrofit equipment and operational support to assist and allow Laputa in utilizing CO2 and/or biochar in manufacturing eco-friendly products specified in clause 1.2.1 below. For the avoidance of doubt, specific arrangements in relation to the provision/supply of equipment/machines shall be set out in a further agreement to be agreed and signed by the relevant parties;

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1.1.4	apply for carbon credits generated from the Business Cooperation from relevant institutions (to be determined by CS Tech) and to sell the carbon credits obtained therefrom for profits; and

1.1.5	distribute profits generated from the Business Cooperation in manner as stipulated in clause 2 of this Agreement below.

1.2	During the term of this Agreement, Laputa shall: -

1.2.1	apply the CCU Technology to manufacture eco-friendly products more particularly described in Schedule 2 of this Agreement below (the “Products”) to be amended and/or updated by the Parties from time to time;

1.2.2	share data gathered from and in relation to the application of the use of CO2 and/or biochar and as well all other data necessary for application of carbon credits to be lodged by CS Tech including but not limited to electricity usage, ingredients etc.;

1.2.3	render all necessary assistance and authorization to CS Tech for the application of carbon credits to relevant institutions, and to further authorize CS Tech to sell the carbon credits so obtained to third parties for profits;

1.2.4	use reasonable commercial effort to participate and contribute to any related marketing works initiated by CS Tech in relation to the use of the CO2 and/or biochar and/or products created therefrom;

1.2.5	distribute profits generated from the Business Cooperation in manner as stipulated in clause 2 of this Agreement below; and

1.2.6	use, arrange and upon expiry or earlier determination of this Agreement dispose all utilization technologies and equipment’s provided by CS Tech at CS Tech’s directions and in accordance with a further agreement to be agreed and signed by the relevant parties.

2	Payment

2.1	Upon execution of this Agreement, Laputa shall pay to CS Tech a sum of HK$ 750,000 (the “Initial Prepayment”). The Parties agree that the Initial Prepayment shall be treated as an advance prepayment and shall be credited against future amounts payable by Laputa to CS Tech under Clause 2.2 until fully utilized.

2.2	In consideration for the license of the CCU Technology and technical support, Laputa shall pay to CS Tech:

2.2.1	A royalty fee equal to 10% of the Net Sales Price of the Products. Net Sales Price shall mean the gross invoice price of Products sold to third parties, less standard deductions for VAT, returns, and shipping costs.

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2.2.2	The actual cost of CO2 and/or biochar supplied by CS Tech, calculated on a “Cost-Plus” basis not exceeding 105% of CS Tech’s actual procurement or production cost.

2.3	Payments under Clause 2.2 shall be calculated monthly and paid within 30 days of the end of each month.

3	Term of this Agreement

3.1	The term of this Agreement shall be for three (3) years from the date hereof (the “Initial Term”). It shall automatically renew for successive one (1) year periods unless terminated earlier.

4	Termination

4.1	After the first three (3) years of the term of this Agreement, either party may terminate this Agreement upon prior written notice to the other party by issuing a written notice to the other party (the “Termination Notice”). This Agreement shall automatically terminate 30 days after the receipt of the Termination Notice by the other party.

4.2	Notwithstanding clause 4.1, any Party shall be entitled to terminate this Agreement with immediate effect if any other Party or Parties commits a material breach of any material obligation under this Agreement and, in case of a breach that is capable of remedy, fails to remedy that breach within 30 days of receipt of a written notice giving particulars of the breach and requiring it to be remedied.

4.3	For the purpose of Clause 4.2, a breach shall be capable of being remedied if the Party in breach can comply with the provision in question in all respects other than as to time of performance.

4.4	The rights to terminate this Agreement conferred by this Clause 4 shall not prejudice any other right or remedy of any Party in respect of the breach concerned (if any) or any other breach.

5	Non-competition

5.1	Laputa shall not, at any time during the term of this Agreement, and for one (1) years after expiry or determination of the term of this Agreement, enter into arrangements with any third parties that would directly and/or indirectly compete with the business and/or operations of CS Tech.

6	Confidentiality

6.1	The Parties shall not use or disclose to any person either during or at any time after the term and/or termination of this Agreement any confidential information relating to the business or affairs of the other Party or any other confidential matters which may come to the Parties’ knowledge in the course of the Business Cooperation. Information may be regarded as confidential information for the purposes of this Clause if the information may reasonably be deemed commercially sensitive to the disclosing Party, including the disclosing Party’s business activities, business strategies, products, research, intellectual property rights, trademarks, trade secrets, know-how, customer information and any other information of the disclosing Party that is not generally known outside of the disclosing Party (the “Confidential Information”).

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6.2	Each Party shall, however, be permitted to disclose relevant aspects of the disclosing Party’s Confidential Information to its officers, agents, professional advisors, contractors, subcontractors and employees on a need-to-know basis in connection with the performance of its duties and obligations under this Agreement provided that such officers, agents, professional advisors, contractors, subcontractors and employees shall adhere to the same standard of confidentiality.

6.3	The restriction in Clause 6.1 above does not apply to:

6.3.1	any use or disclosure authorized by the other Party or as required by any applicable laws and regulations; and

6.3.2	any information which is already in, or comes into, the public domain otherwise than through unauthorized disclosure of either Party.

7	Warranties and Representations

7.1	The Parties warrant and represent to the each other the following:

7.1.1	they have been duly incorporated under the relevant laws and have full power to enter into this Agreement;

7.1.2	this Agreement has been duly authorised and executed and constitutes valid, legally binding and enforceable obligations upon them;

7.1.3	the making of this Agreement and the compliance with its terms shall not result in violation of in any material respect any provision contained in any agreement or instrument to which the Parties are a party or by which they are bound or in any statute, law, rule, regulation, judgment, decree or order applicable to it;

7.1.4	no action, proceedings, litigation, or dispute against them are presently taking place or pending which would or might materially threaten or inhibit their ability to perform their obligations under this Agreement; and

7.1.5	no petition has been presented, no order has been made and no resolution has been passed for their bankruptcy, winding-up, liquidation or dissolution.

8	Survival of Terms

8.1	The termination of this Agreement howsoever arising shall not affect such provisions hereof as are expressed to operate or have effect after the term and/or termination of this Agreement and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

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9	Notices

9.1	All communications and notices relating to this Agreement shall be given in writing by electronic means, telefax and simultaneously confirmed with registered post to be addressed to the Parties at the address designated by them as set out in this Clause 9 of this Agreement shall be sufficient for the purposes of formally servicing documents including that of any court proceedings.

9.2	Notice Addresses

Name	CS Tech Solution Limited
Contact person	Dixon Chan
Address	Unit 401, 4th Floor, Harbour Centre Tower 1, 1 Hok Cheung Street, Hunghom, Kowloon, Hong Kong

Name	Laputa Eco-Construction Material Company Limited
Contact person	Terence Wong
Address	Unit 401, 4th Floor, Harbour Centre Tower 1, 1 Hok Cheung Street, Hunghom, Kowloon, Hong Kong

9.3	Each Party may change the address to which any notice under Clause 9 is to be delivered or mailed by giving written notice of such change to the other Parties.

10	Legal Costs

10.1	Each party hereto shall bear its/his own legal costs and expenses (if any) in connection with the preparation and execution of this Agreement.

11	No Waiver

11.1	Failure by any Party in any one or more instances to terminate and/or enforce its rights under this Agreement on account of any default or breach by the other Party/Parties shall not be taken to constitute acquiescence or waiver of the same or of any other default or breach by the other Party/Parties.

12	Severability

12.1	If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

13	Amendment

13.1	This Agreement shall not be amended, supplemented or modified except by written instrument signed by the Parties or their respective duly empowered representatives.

14	Assignment

14.1	Neither Party shall be entitled to assign and/or transfer their respective rights and/or obligations and liabilities under this Agreement without the prior written consent of the other Party.

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15	Binding

15.1	This Agreement shall be binding and inure to the benefit of the Parties and their respective successors and assigns.

16	Counterparts

16.1	This Agreement may be executed in any number of counterparts and by parties to it on separate counterparts, each of which so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17	Independent Contractor

17.1	Nothing in this agreement constitutes one Party a partner, employer, employee or agent of the other Party.

18	Rights of Third Party

18.1	No person other than the Parties to this Agreement shall have any rights under it nor shall be enforceable by any person other than the Parties pursuant to the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

19	Governing Laws and Jurisdictions

19.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Hong Kong, and the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong.

20	Independent Legal Advice

20.1	Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the signing of this Agreement that they have either done so or waived their right to do so in connection with entering into this Agreement.

21	Entire Agreement

21.1	This Agreement constitutes the entire agreement between the Parties supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

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AS WITNESS the hands of the Parties the day and year first above written.

Sign by	)
)
)
Dixon Chan, its Authorised Representative	)
for and on behalf of CS Tech	)
in the presence of:	)

Sign by	)
)
)
Terence Wong, its Authorised Representative	)
for and on behalf of Laputa	)
in the presence of:	)

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Schedule 1: Scope of the CCU Technology

1.	Vacuum Pressure Wing Adsorption (VPSA) CO2 Capture System

2.	CO2 Liquefaction System

3.	CO2 Injection System for Ready Mix Concrete

4.	Carbonation Curing System for Precast Concrete Products

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Schedule 2: List of products to be manufactured by Laputa through the Business Cooperation

1.	Eco-Glass Paving Blocks - with biochar
2.	Eco-Glass Paving Blocks - carbonated
3.	Eco-Glass Paving Blocks - carbonated with biochar
4.	Air pollutants removal - with biochar
5.	Air pollutants removal - carbonated
6.	Air pollutants removal - carbonated with biochar
7.	Permeable Paving Blocks - with biochar
8.	Permeable Paving Blocks - carbonated
9.	Permeable Paving Blocks - carbonated with biochar

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